Exhibit 10.42

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is voluntarily entered into by Frank J. Spina (“Employee”) and Specialty Laboratories, Inc. (“Specialty” or “Company”) to settle fully and finally all obligations and/or differences between them, disputed and/or undisputed, arising out of, relating to or resulting from Employee’s employment with Specialty and separation from employment.  Employee and Specialty agree:

1.     Employee acknowledges that he has resigned from employment and from all of his positions with Specialty and any of its subsidiaries effective March 19, 2004 (the “Termination Date”).  On that date Employee’s service with Specialty and any of its subsidiaries will automatically and immediately cease for all purposes except as provided below.  Also on that date, the Company will provide Employee with a final paycheck, which will include payment for hours worked up through and including the Termination Date, plus all earned and untaken vacation.

2.     As full and final settlement of all claims, demands, damages, liabilities and/or causes of action of any kind whatsoever, known or unknown (“Claims”) that employee has or may have against Specialty, its officers, directors, shareholders, owners, parent companies, subsidiaries, affiliates, predecessors, successors, assigns, agents, employees and representatives (“Specialty, et al”), and in reliance upon Employee’s termination of employment, release, covenants and promises contained herein, Specialty agrees to provide Employee with the following upon cessation of Employee’s employment:

Specialty agrees that Employee will be entitled to the following:

A lump sum payment equal to fifty thousand dollars ($50,000), minus applicable required deductions and tax withholding.  Such payment shall be made eight (8) days after Employee’s delivery of the signed Agreement; provided, Employee has not revoked the Agreement pursuant to Section 16(f) below.  No bonuses or other payment shall be paid to Employee except as specifically provided herein.

Extension of the period of exercisability of any outstanding non-qualified stock options granted to Employee to purchase shares of Specialty, to the extent such options are vested, to a period of one (1) year from the Termination Date.

Employee’s participation in any medical, dental and/or vision plans will terminate on March 31, 2004.  Following March 31, 2004, Employee may elect to continue any medical, dental and/or vision plan coverage under COBRA.  Any continuation of coverage under COBRA beyond March 31, 2004 will be at Employee’s expense; provided, however, that Specialty agrees to reimburse Employee for his COBRA expenses for up to three (3) months upon presentation of appropriate evidence of expenses.  Employee must comply with the terms and conditions of COBRA to maintain eligibility.

Employee’s coverage in the Company’s Life Insurance and Long Term Disability plans will end on the Termination Date.

Employee acknowledges that the amounts to be paid to him/her pursuant to this Agreement are more than Specialty is required to pay under its normal policies and procedures.

3.     In consideration of the above, Employee and Specialty waive, release and forever discharge each other, et al, from all Claims that Employee or Specialty has or may have against each other, et al, arising out of, relating to, or resulting from any events occurring before the execution of this Agreement, including but not limited to any Claims arising out of, relating to or resulting from Employee’s employment with Specialty, the cessation of that employment, any Claims for violation of Specialty’s policies or procedures, breach of fiduciary duty, wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, negligent and/or intentional infliction of emotional distress and/or stress, negligence, injury to the psyche and/or internal organs, negligent and/or intentional misrepresentation, fraud and/or deceit, defamation and/or invasion of privacy, any claims for physical, mental and/or psychological injuries, attorneys’ fees, costs, any Claims under the California Labor Code, the California Workers’ Compensation Act, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 and/or the Employee Retirement Income Security Act of 1974 and/or any Claims under any other federal, state of local law, constitution, regulation or ordinance.  Employee and Specialty further agree not to bring, continue or maintain any legal proceedings of any nature whatsoever against each other, et al, before any court, administrative agency, arbitrator or any other tribunal or forum by reason of any such Claims.

Specifically included in this release are all Claims of age discrimination, whether under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., the California Fair Employment and Housing Act, California Government Code Section 12941 et seq. or any other law.

Furthermore, in consideration of the services provided by Employee to Company prior to the Termination Date, the Company covenants not to bring any claims, demands, and/or causes of action of any kind whatsoever against Employee arising out of or related to Employees services for the Company from the period beginning with the execution of this Agreement up through and including the Termination Date.

4.     This Agreement is intended to be effective as a bar to all Claims as stated in paragraph 3.  Accordingly, Employee and Specialty hereby expressly waive all rights and benefits conferred by Section 1542 of the California Civil Code, which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Employee and Specialty acknowledge that they may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected this Agreement, may have materially affected this settlement.  Nevertheless, Employee and Specialty hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Employee and Specialty acknowledge that they understand the significance and consequence of such release and such specific waiver of Section 1542.

5.     Employee acknowledges and agrees he has signed the “Agreement with Respect to Confidential Information, Inventions and Works of Authorship” (“Confidentiality Agreement”), which is fully incorporated herein by this reference.  Employee warrants and represents he has not breached any of his obligations under the Confidentiality Agreement and agrees to abide by all promises, terms, obligations and covenants agreed to, made and/or assumed by employee under the Confidentiality Agreement.

6.     Employee acknowledges and agrees he will make only truthful remarks and statements about and will not disparage Specialty and/or Specialty’s business operations, products, services, practices, procedures, policies, officers, directors, shareholders, agents, employees and representatives.  The Company acknowledges and agrees that no member of Company’s Directors, Officers, and senior management will make disparaging or untrue remarks about Employee.

7.     Employee agrees that upon completion of the consulting period outlined in Section 22 with the Company, Employee will transfer to the Company within 30 days, all drawings, manuals, guides, records, notebooks, papers, writings, computer software or programs in any form and other documents and materials, including all copies thereof, which are in Employee’s possession or under Employee’s control, whether or not such items were prepared by Employee, which would not be in the possession of the Employee except for the employment of the Employee by the Company.  Company agrees, for the period outlined in Section 22 hereof, that Employee may continue to use the Company’s laptop computer, currently used by Employee for his daily work duties for the Company.  Company shall fully image the hard drive of such computer for backup, archival, and document retention purposes prior to Employee being permitted to use such computer following the Termination Date.  Employee agrees that such computer will remain the property of Company, and that it will only be used for the services contemplated in Section 22 hereof, and not for any other purpose.  Employee acknowledges and agrees that he may not delete, remove or alter any files or information from such computer that may be relevant to any litigation involving the Company, including without limitation, the shareholder class action suit pending in the Central District of California.  Employee further agrees that he will, within 30 days of the completion of the consulting period described in Section 22 hereof, return such computer to Company without any deletion, removal or alteration of such files and information.

8.     Employee agrees not to disclose this Agreement or any of its terms to anyone except his attorney, or tax advisor, if any.  Employee agrees and acknowledges that Specialty may issue a press release and file a Form 8-K regarding Employee’s separation from Specialty and that Specialty may describe and disclose the contents of this Agreement in any of its filings with the Securities and Exchanges Commission and may provide this Agreement as an exhibit to any filings made by Specialty with the Securities and Exchange

Commission or any filings pursuant to the federal securities laws or other applicable law, to the extent Specialty deems necessary or desirable.

9.     Specialty expressly denies any violation of any of its policies, procedures, state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Employee and Specialty relating to any alleged violation of Specialty’s policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by Specialty of any violation of its policies, procedures, state or federal laws or regulations.

10.   The consideration described in paragraph 2 above constitutes the sole and exclusive consideration provided Employee under this Agreement.  Employee acknowledges and agrees he has received all wages, bonuses, commissions, compensation remuneration, and all other moneys due him arising out of, relating to or resulting from his employment with Specialty subject to the final paycheck as noted in section 1 of this agreement, up through the Termination Date, including but not limited to all moneys due him under any and all benefit plans established and/or maintained by Specialty.  The Company acknowledges that Employee has participated in the Company’s Deferred Compensation Plan, and may continue to so participate up to and including the Termination Date. Notwithstanding anything herein to the contrary, the Company hereby agrees that Employee shall be paid out the amounts due to Employee as part of the Company’s Deferred Compensation Plan, in accordance with the terms of such Deferred Compensation Plan.

11.   Employee and Specialty each acknowledge and agree that any payments and benefits provided hereunder are in full satisfaction of any obligations under Employee’s employment agreement with Specialty dated as of September 11, 2003 (the “Employment Agreement”).

12.   Employee acknowledges and agrees that his termination of employment and resignation from his positions with Specialty do not constitute either a termination of employment by Specialty without Cause or a resignation by Employee for Good Reason within the meaning of the Employment Agreement.

13.   Employee and Specialty each represent and warrant they have not transferred or assigned to any person or entity any rights or Claims released herein.

14.   This Agreement is binding upon and inures to the benefits of Employee’s spouse, family, heirs, successors, assigns, executors, administrators and personal representatives and is binding upon the inures to the benefit of the successors and assigns of Specialty.

15.   Except as explicitly provided herein, neither party will be liable to the other party for any costs or attorneys’ fees, including any provided by statutes.

16.   Employee fully understands, acknowledges and agrees among the various rights and Claims he is waiving, releasing and forever discharging by the execution of this Agreement are all rights and Claims arising under the Federal Age Discrimination in

Employment Act of 1967, 29 U.S.C. Section 621, et. seq. (the “ADEA”).  Employee further understands, acknowledges and agrees that:

a.             In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement.

b.             Employee has had at least twenty-one (21) days within which to consider this waiver and release relating to the ADEA;

c.             Employee has carefully read and fully understands all of the provisions of this Agreement;

d.             Employee is, by the execution of this Agreement, waiving, releasing and forever discharging Specialty, et al, from all Claims that he has or may have against Specialty, et al, individually and/or collectively, including but not limited to all Claims of age discrimination;

e.             Employee was previously advised, and is hereby further advised, in writing to consult with an attorney before executing this Agreement;

f.              Employee was informed that Employee has a period of seven (7) days following the execution of this Agreement by both parties to revoke this Agreement by providing written notice of such revocation to Specialty’s Human Resources Department and was previously advised, and is hereby further advised, in writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without him having exercised his right of revocation.

17.   This is the entire agreement between the parties and supersedes all previous negotiations, agreements and understandings, with the exception of the Confidentiality Agreement referenced in Section 5 hereof and the Indemnification Agreement referenced in Section 23 hereof.  Any oral representations regarding this Agreement shall have no force or effect.  No modifications of this Agreement can be made except in writing signed by Employee and an authorized representative of Specialty.  If any action or other legal proceeding is brought by either party for damages, specific performance or other injunctive relief by reason of any asserted violation of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorney fees.

18.   Employee acknowledges and agrees that he has been advised this Agreement is a final and binding legal document, that he has had reasonable and sufficient time and opportunity to consult with an attorney of his own choosing before signing this Agreement and that in signing this Agreement, he has acted voluntarily of his own free will and has not relied upon any representation made by Specialty or any of its agents, employees or representatives regarding this Agreement’s subject matter or its effect.

19.   Employee agrees to return all Company property, including but not limited to all computer equipment, credit cards, telephone equipment, and dictation equipment 30 days following the completion of the consulting services described in Section 22 hereof.  Employee agrees to use this property solely of the purpose of completing consulting services as noted in Section 22 hereof.  Employee agrees to return the leased vehicle to the Company on the Termination Date.

20.   In addition to any obligations under the Confidentiality Agreement, for a period of one (1) year after the execution of this Agreement by both parties, Employee shall not:  (a) directly or indirectly, on his own behalf or on behalf of any other person or business, solicit for employment any person employed by Specialty or its affiliates; or (b) will not use any confidential information obtained from or while at or Specialty to directly or indirectly, on his own behalf or on behalf of any other person or business, induce, attempt to induce or knowingly encourage any Customer (as defined below) not to do business with Specialty or to divert any business or income from Specialty or any of its affiliates or to stop or alter the manner in which the Customer is then doing business with Specialty or any of its affiliates.  “Customer” shall mean any individual or business that was or is a customer or client of Specialty or any of its affiliates, regardless of whether such customer was generated, in whole or in part, by Employee’s efforts.

21.   Any dispute or controversy between Employee, on the one hand, and Specialty, on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with Employee’s employment with Specialty or the termination of Employee’s employment with Specialty, shall be resolved through final and binding arbitration in Los Angeles, California, pursuant to California Civil Procedure Code §§ 1282 – 1284.2.  In the event of such arbitration, unless otherwise required by law, each party shall pay its own attorneys’ fees and costs and Specialty shall pay the arbitrator’s fees and any and all other administrative costs of the arbitration.  Notwithstanding any provision in this Section 21, neither party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach or threatened breach of the Confidentiality Agreement or any other confidentiality obligations owed to the other party.  The provisions of this Section 21 supersede and replace in their entirety any prior arbitration agreement(s) that may exist between Employee and Specialty.

22.   Employee agrees that he will provide assistance to Specialty on a consulting basis for up to ten (10) hours per month for a transition period up to the date of filing of Specialty’s periodic report on Form 10-Q for the first quarter of 2004.  In addition, the Employee will make himself available at mutually agreeable times as requested by Specialty to use his reasonable efforts to cooperate with Specialty in any litigation or government investigations or proceedings now pending or which may later arise in which Specialty requires or desires his cooperation as a witness or otherwise.  Specialty will reimburse Employee for reasonable travel and other out-of-pocket expenses incurred as a result of providing such cooperation.  It is understood that Employee’s availability will be for reasonable periods of time during normal business and employment activities elsewhere and that his availability for assistance in such litigation activities on behalf of Specialty will not unreasonably interfere with his efforts to pursue such other business and employment activities.

a.             In order to allow Employee to perform the consulting services under this Section 22, the Company may provide Employee with certain confidential information of the Company subsequent to the Termination Date.  It is understood by the parties that Employee’s future employer may be a direct competitor of the Company, and any such information provided to Employee after the Termination Date is provided by the Company voluntarily to assist in the transition of Employee’s duties to other Company employees, and to assist the Company’s preparation of it first quarter 2004 financial earnings release and Company’s Form 10-Q for the first quarter of 2004.

b.             The Company agrees that it will limit any such information shared with Employee following the Termination Date to materials related to historical information of the Company and information concerning the Company’s first quarter 2004 operating results.  Under no circumstances will Company provide employee with information related to the Company’s second quarter 2004 or later operating results.  Employee agrees that he will not trade in the Company’s securities at any time he is in possession of material non-public information.

c.             Employee agrees that he will keep any such confidential information provided by the Company strictly confidential, and will not share or make available such information with his new employer or any unauthorized third party.  Employee further agrees to return any such information provided by the Company upon request, or alternatively destroy any such information and certify to the Company in writing that he has done so.

d.             Notwithstanding anything to the contrary herein, the Company hereby agrees that Employee’s possession and use of any information provided to it by the Company subsequent to the Termination Date will not be governed by or under the Confidentiality Agreement, and Company may not bring any claims, demands, and/or causes of action of any kind whatsoever against Employee or his future employer for violation of the Confidentiality Agreement based upon or related to the confidential information provided to Employee subsequent to the Termination Date.

e.             In consideration of the services provided by Employee under this Section 22, the Company agrees to indemnify and hold harmless Employee from and against all Claims arising out of or related to the consulting services provided by Employee under this Section 22.  Such indemnification of Employee by Company shall be to the fullest extent allowed by law, and in any event to no lesser degree that the terms provided by the Indemnification Agreement (as defined in Section 23 hereof).  Furthermore, in consideration of the services provided by Employee under this Section 22, the Company covenants not to bring any claims, demands, and/or causes of action of any kind whatsoever against Employee arising out of or related to the consulting services provided by Employee under this Section 22.

f.              The parties agree that any consulting services under this Section 22 are within the Company’s sole discretion, and that Company may decide to forego any such consulting services, or cease the consulting services at any time.  The parties acknowledge that the consideration provided to Employee under Section 2 hereof will not be reduced in any way by any such decision by the Company, and shall constitute full and adequate consideration for the consulting services under this Section 22, and no further consideration shall be owed or paid to Employee for such services.

23.   Specialty acknowledges that, as provided in Section 5 of the Indemnification Agreement dated December 6, 2000 by and between Employee and the Company (the “Indemnification Agreement”), the Indemnification Agreement shall continue after the Termination Date for so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Employee was an officer or director of the Company or serving in any other capacity referred to in the Indemnification Agreement.  Company acknowledges that the Company’s Directors and Officers Insurance Policy is in effect at the time of the execution of this Agreement, that Employee is covered under such policy as an officer of the Company, and that the policy is a “claims made” policy that provides coverage for former officers of the Company following their termination of employment.

24.   If any provision of this Agreement or the application thereof is held invalid the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

I HAVE COMPLETELY AND CAREFULLY READ THE FOREGOING, INCLUDING THE WAIVER AND RELEASE OF CLAIMS SET FORTH IN PARAGRAPHS 2, 3, 4, 10, 15 AND 16 ABOVE AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ITS TERMS.

THIS AGREEMENT CONTAINS A WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

Dated:	March 14, 2004	/s/ Frank J. Spina
Frank J. Spina

SPECIALTY LABORATORIES, INC.

Dated:	March 14, 2004	/s/ Douglas S. Harrington
Douglas S. Harrington, M.D.
Chief Executive Officer